Exhibit 99.1

Event ID: 4967696

Culture: en-US

Event Name: Q2 2013 The Mosaic Company Earnings Conference Call

Event Date: 2013-01-04T14:00:00 UTC

C: Laura Gagnon;The Mosaic Company;VP, IR

C: Jim Prokopanko;The Mosaic Company;President & CEO

C: Larry Stranghoener;The Mosaic Company;EVP & CFO

P: Vincent Andrews;Morgan Stanley;Analyst

P: Chris Perella;Bank of America-Merrill Lynch;Analyst

C: Rick McLellan;The Mosaic Company;SVP, Commercial

P: Ben Isaacson;Scotiabank;Analyst

P: Don Carson;Susquehanna Financial Group;Analyst

C: Mike Rahm;The Mosaic Company;VP, Market Analysis & Strategic Planning

P: Adam Samuelson;Goldman Sachs;Analyst

P: PJ Juvekar;Citigroup;Analyst

P: Olga Guteneva;JPMorgan;Analyst

P: Bill Carroll;UBS;Analyst

C: Joc O’Rourke;The Mosaic Company;EVP, Operations & COO

P: Joel Jackson;BMO Capital Markets;Analyst

P: Mark Connelly;CLSA;Analyst

P: Jacob Bout;CIBC World Markets;Analyst

P: Charles Neivert;Dahlman Rose;Analyst

P: David Begleiter;Deutsche Bank;Analyst

P: Operator;;

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company second-quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. After the Company completes their prepared remarks, the lines will be open to take your questions.

Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon?

Laura Gagnon: Thank you and welcome to our second-quarter fiscal year 2013 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer and Larry Stranghoener, Executive Vice President and Chief Financial Officer. We also have members of our Senior Leadership Team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will share our views on current and future market conditions. Larry will discuss capital management, as well as provide insight into our future expectations. The presentation slides we are using during the call are available on our website at Mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, January 4, 2013, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued today and in our reports filed with the Securities and Exchange Commission. Now I would like to turn it over to Jim.

Jim Prokopanko: Good morning and we at Mosaic wish you all a healthy and prosperous new year. Thank you for joining our second-quarter earnings discussion. I hope you all had an enjoyable and safe holiday season.

As we expected, the timing issues in some international markets continued during this quarter, and they masked strong business conditions in other parts of the world, especially in the Western Hemisphere. We have three key messages for you today. First, farm economics around the world are extremely compelling, and as a result, we expect record global phosphate and potash shipments in calendar 2013.

Second, positive fundamentals should take root this year and overtake cautious sentiment. We expect to see volumes increase, followed by stronger pricing.

And third, our exceptionally strong balance sheet gives us important flexibility to take advantage of opportunities. All these factors, combined with the ever-growing global demand for food, give us great confidence in Mosaic’s future.

First, I’ll quickly review the numbers. We reported operating earnings of $560 million on revenue of $2.5 billion for the quarter. The Potash business unit contributed $316 million in operating earnings and the Phosphates business generated $245 million in operating earnings. In total, we reported earnings per share of $1.47, which includes the tax items we reported in November. Assuming a normalized tax rate of 23.3%, our earnings per share were $0.99. Finally, we generated $322 million in operating cash flow during the quarter, and we continue to maintain a very strong cash position, with $3.4 billion of cash on hand.

Beyond the quarter’s numbers, agricultural fundamentals are exceptionally strong around the globe and that bodes well for Mosaic over the long term. Despite the severe drought in the U.S. and weather problems in other parts of the world, this year’s global harvest was the second largest ever.

Even so, the world will consume more grains and oilseeds than it harvests this year. Food supply is precarious, and farmers are well aware of this fact. So it should come as no surprise that futures markets are signaling farmers to expand planted area and increase fertilizer applications to boost yield in 2013. In fact, 2013 new crop prices for corn, soybeans and hard red winter wheat have traded at the highest prices ever for the last several months. These record new crop prices support our forecast that U.S. farmers could plant 96 million acres of corn next spring and that Brazilian farmers could apply a record 31 million tonnes of plant nutrients this year.

Just as important, farmers have the cash they need to invest in their businesses. The USDA estimates that U.S. net farm cash income surged to a record high in 2012, and forecasts similar levels this year. Put succinctly, farmers do not want to get caught with a short crop in the current macro environment, so they’re going to do everything they can to wring maximum yield out of every acre of land.

We’ve seen evidence of this imperative this fall in North America, where the nutrient application season brought the highest levels of demand for our products since Mosaic was formed. Farmers are undeterred by the challenging 2012 harvest; they have those high grain and oilseed prices clearly in focus.

So the outlook remains strongly positive, but the short term continues to present some uncertainties for our business. I’d like to enumerate those and give you our perspective on how we expect them to resolve and how we’re managing through them. In essence, we view all these issues primarily as timing challenges.

Let’s start with China, which delayed signing a new contract for Canadian potash until this week. In the meantime, China met some of its farmers’ demand with domestic production and rail shipments from Eastern Europe. But a diversity of suppliers is necessary to meet all Chinese potash demand, as the newly signed Canpotex contract makes clear. While we obviously would have liked the higher price, the 1 million tonnes to be shipped to China in the first half of this year indicates very strong demand and, just as important, the contract provides a base-load to get the global potash market functioning smoothly again.

Customers around the globe waited to learn the price at which the China contract settled before committing to major purchases. Now that the price is known, we expect the pent-up demand from other nations to emerge. I’ll comment further on the potash market shortly.

Second, the story is quite different in India, which continues to struggle with its subsidy policies and currency valuations. Here, too, we believe the issue is one of timing. India cannot continue to sacrifice food security and its environment by continuing its market-distorting subsidies, which lead to imbalances in crop nutrition. As such, we believe India will return to the potash market this year.

Finally, the Mississippi River. No doubt you’ve heard and seen the media’s increasing attention to the river, and that attention is well-justified. The water level in St. Louis has dropped below nine feet for the first time since the Army Corps of Engineers began keeping records. That’s 20 feet below normal.

If river levels do not rise, we and the rest of the industries that rely on America’s most important passage for commerce will face challenges. Based on our estimates, two-thirds of the urea, half of the phosphates and a quarter of the potash that reach North American farms travel on the Mississippi, so the possibility of a closed or severely restricted river could mean that farms will not be able to get all the nutrients they need for timely spring application.

The river issue could begin impacting our results in the fourth fiscal quarter. Customers could begin buying sooner with the intention of filling their sheds in advance of a major shipping slowdown, and importers would struggle to get their products into the U.S. In response, phosphate prices could rise and benefit producers who have been able to move that product to warehouses in advance of spring. We’ve been working to do just that.

To summarize these challenges, in countries where markets are working freely, agricultural fundamentals and demand for our products are extremely strong. With the China potash contract now resolved, we believe demand will accelerate to reflect the strong agricultural fundamentals.

On the next slide, you’ll see some evidence to support our optimistic outlook. In 2006, global potash demand declined by 3.3 million tonnes, and pricing softened. But the following year, potash demand came back with such force — increasing over 7 million tonnes — that producers struggled to keep up. While our expectations are for a similar rebound in demand, our current forecasts are much more modest than 2006-2007.

Now I would like to dig a little deeper into our potash operations. We slowed production toward the end of calendar 2012 to better align with supply-demand dynamics. While our operating rates remained relatively high in the second quarter to meet strong North American demand for granular potash, we extended our holiday shutdowns, and our operating rate for the third quarter will remain below optimal levels. Even as Chinese demand returns, India remains on the sidelines, so we have revisited our forecast for global potash shipments in 2013. We expect producers to ship 55 million to 57 million tonnes, which would be close to the record levels of 2011.

Our view is long term, and the horizon looks bright for potash. Even though the new capacity coming online from Mosaic and others could cause a dip in short-term operating rates, we expect average operating rates in our mines to remain high over the coming years. We are continuing with our expansion projects in Saskatchewan because the world’s farmers are going to need more potash in the decades ahead. Keep in mind that our 3 million tonnes of approved expansions are all brownfields, which are currently the only kind of expansions that make economic sense with potash prices where they are today. Our remaining 2 million tonnes of proposed projects will be evaluated over the next year.

One final note on potash. Demand for our premium products, Pegasus® and K-Mag®, is exceeding our production capacity and we are earning premium prices for those products. Farmers are realizing the value these and other innovative Mosaic products provide.

By contrast, the phosphate market seems to have found a balance after a volatile beginning to December. The market is really a tale of two hemispheres. We’re experiencing record shipments to the Western Hemisphere, but significantly softer conditions in the east. We continue to expect phosphate shipments to reach another record and to extend their steady growth trend; however we’ve lowered our estimates for 2012 and our forecast for 2013 due mainly to larger-than-expected declines in India.

We continue to make progress towards a potential new ammonia plant. Last month, we were with the Governor of Louisiana to announce that the state has granted us significant incentives that will weigh into our final decision, and we are now focused on front-end engineering and design work at our Faustina, Louisiana location. That work will take about eight months, and we expect to make a final decision on the full capital commitment this summer.

MicroEssentials®, our premium micro-nutrient phosphate fertilizer, continues to deliver excellent performance. Farmers, particularly in North America, are rapidly learning that the minor additional premium product cost leads to significant gains in yield. In fact, MicroEssentials now represents more than 10% of all phosphates applied to North American fields and almost 6% of Brazilian phosphate applications. Overall, even as we enter the seasonally slowest period of our year, we feel good about the performance of our two business units in the face of some difficult challenges, and we feel very good about the longer-term prospects for both potash and phosphates.

Before I leave this discussion of our operations, I would like to highlight our safety performance. The relentless pursuit of an injury-free workplace is our first priority, as well as an indicator of our operational excellence, and we are making good progress. Through the first half of fiscal 2013, our safety performance continued to track better than last year’s record-setting performance, with a 13% reduction in our recordable injury rate and a 29% decline in lost-time accidents compared with the first half of 2012.

With that, I’ll ask Larry to talk through our thoughts on capital allocation and provide our guidance. After that, I will conclude with some further thoughts on our outlook. Larry?

Larry Stranghoener: Thank you, Jim, and good morning, everyone. As Jim noted, this quarter’s results are in line with our expectations. So rather than spending your time rehashing our numbers, I’d like to address a couple topics that I know are on your minds.

First, our capital allocation philosophy. We have an exceptionally strong balance sheet, and that, combined with our expectation of strong future operating cash flows, gives us significant flexibility. We have the cash and the debt capacity necessary to pursue all three of our capital management priorities, which are to invest for organic business growth, to act on appropriate strategic investment opportunities, and to return capital to shareholders.

We’re constantly evaluating investment opportunities, and we’re maintaining our discipline as we do so. We will only commit capital when it makes strategic and financial sense for Mosaic and our shareholders.

Regarding shareholder distributions, you all know that there are outstanding shares that could begin coming to market this summer, and we are committed to managing these lock-up expirations in an orderly fashion. Our financial flexibility gives us the ability to consider a wide range of options, including the possible repurchase of some or all of those shares. We look forward to initiating discussions at the end of May, when we’re allowed to do so.

Now I’ll turn to our guidance. Our third fiscal quarter is usually our seasonally slowest, with periods of limited transactions and price transparency. We expect third-quarter potash volumes to be in the range of 1.5 million to 1.8 million tonnes, which is substantially higher than last year’s third quarter. We expect average potash pricing to be in the range of $370 to $400 per tonne, which is down for three primary reasons — generally lower market prices; our seasonal shift to greater shipments of standard potash, which is more prevalent outside North America; and our increasing Canpotex share, which means even more of our product is expected to be delivered to international markets.

Potash operating rates are expected to remain sub-optimal, including the extended holiday shutdowns we’ve already taken. Lower operating rates and expected lower prices will continue to pressure the potash gross margin rate in the third quarter.

In Phosphates, fiscal third-quarter sales volumes are expected to be in the range of 2.5 million to 2.8 million tons. The balanced current market conditions are likely to continue, and so we expect prices to be in the range of $485 to $515 per tonne. Operating rates and our gross margin rate should be essentially flat with those in the second quarter.

Finally, our costs for brine management at Esterhazy were down slightly during the second quarter, but our run rate remains above our previous guidance. We now expect our full-year brine management costs to be in the range of $245 million to $275 million.

One final note. In case you missed our news release a couple weeks ago, we are going to transition from our current fiscal year to calendar year reporting. We will complete fiscal 2013 in May, and then we’ll enter a seven-month stub period through December 31. Our first full calendar reporting year will be 2014. In September of this year, we plan to provide you with new historical financials for calendar quarters back to January 1, 2012. We are making this change to better align our business seasonality with our reporting, and to align our reporting with that of our peers.

Now I’ll turn the call back to Jim for his concluding comments.

Jim Prokopanko: Thank you, Larry. Global agriculture experienced quite a rollercoaster ride in 2012. Spring planting in North America created expectations of a record crop and low grain and oilseed prices. Then our planet dried out, from the U.S. breadbasket to South America and the Black Sea. Those once-promising crops wilted and shrunk. Grain and oilseed prices rallied and then rallied further. The economics of farming rallied right along with them, and farmers across the globe are enjoying nearly unprecedented prosperity.

But the same cannot be said of the world’s food security. I know you’ve heard me talk about food many times before, and I’m sure some of you are quite tired of hearing of it, but I will keep talking about it. All of us at Mosaic, all committed to our mission of helping the world grow the food it needs. We’ll keep talking about it because food is the Mosaic story, and because the global food story is why investors should see great opportunity in Mosaic.

Farmland is barely increasing, but even if farmland could increase at the same rate as the world’s population, demand for food would still surpass agricultural production. Growing human prosperity brings with it demand for higher-quality foods, most notably proteins, which in turn require more grain.

So over the next four decades, with no appreciable increase in farmland, the world will have two billion more mouths to feed, half of whom will live in Africa, the only continent that is not yet self-sufficient in food production and more of our planet’s nine billion residents will demand more protein.

It’s a daunting, literally life-and-death challenge. With farm prosperity running high, there is hope that enough capital will find its way to agriculture to nurture the innovative thinking necessary to meet mushrooming demand. Whether that investment materializes or not, the fact remains that farmers will have strong incentive to coax maximum yield from their land. And they simply cannot do that without good crop nutrition.

That is Mosaic’s promise. We’re the crop nutrition experts, and we have the global reach to make an important contribution to global food security, which is one of the defining challenges of our time. That in turn bodes very well for our shareholders.

So I will continue to revisit this topic frequently. It’s why we’re here, and it’s why we’re so bullish on Mosaic’s future. Now we would be happy to take your questions. Over to you, operator?

+++ q-and-a

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: Thank you and good morning, everyone. Can I just ask, Larry, you laid out the capital priorities and I think sort of what I get when I am out talking to investors now is the ones that know your story well I think understand how to sort of divide up your liquidity around those three priorities. But maybe for the person that is newer to the story, if you have $3.5 billion of cash more or less and I think the number is about $6.5 billion of debt capacity to stay investment grade, which you listed as a priority, how much organic growth in dollars do you already have laid out to spend? If you went ahead with the ammonia plant, we know roughly what that would cost, but when would you spend the bulk of that money? Would it be next year? Would it be three years from now?

And then on strategic investments, you haven’t really done much other than you’ve made some divestments and so forth, but how much is there really out there to do because I think ultimately it nets down to what should investors expect you to be capable of doing from a return to shareholders perspective both as it relates to potential dividend increases and ultimately how much stock you could buy back both from the charitable trust and the family members whom you, of course, can’t talk to right now and then ultimately from the open market?

Larry Stranghoener: Good morning, Vincent and all, thank you for the question. There is a lot to respond to there. I will repeat what we said in our comments. We have a lot of financial flexibility and we have very deliberately built up this financial flexibility to deal with the expiration of our tax restrictions and the coming lock-up expirations. We want to be able to deal with that situation in whatever way makes sense at the time. It’s a little bit situational, it’s a little bit hypothetical. We don’t know what we are going to be dealing with next summer when those lock-up expirations expire. We don’t know what those shareholders are going to be thinking with respect to what they want to do with their shares and so it’s difficult for us to be as precise as you all would like us to be.

Suffice it to say that we expect to be able to continue to fund our organic growth initiatives through operating cash flow and beyond that, we believe we’ve got extensive capability to pursue strategic alternatives if and when they arise and as you point out, we have not seen anything yet that we have seen fit to invest in other than the Miski Mayo mine. So we continue to exercise great discipline, and to return cash to shareholders.

I would note that when we’ve had the opportunity to buy back shares, we have done so. You’ll recall that when we did that early last year, we said at the time that was the single best investment opportunity we could find. We would continue to view share repurchase in that light, comparing it to other investment alternatives when that time comes.

So, we are asking for continued patience. We don’t have full flexibility yet. We understand that come May, come this summer, that investors are going to be looking for more detail about how we intend to deploy our capital, but accept the fact that until we get to May, until we can start engaging with the shareholders whose lock-up — where the lock-ups will expire, we can’t be more definitive than that at this point in time.

Jim Prokopanko: Vincent, it’s Jim Prokopanko and good morning and happy New Year to you. I will just add an element to Larry’s comments in regards to your question about strategic, that how much is there. We really haven’t seen anything. And one, I think that is testament to Mosaic’s discipline about how we look at investments. We are not impatient to make a move. We do have a lot of dry powder, but we are not going to blow a hole in our foot just because we have that.

There aren’t — we are a natural party to be involved in any kind of acquisitions. There are not many that would do anything without talking to Mosaic first. So I don’t feel at all that there’s — that we are going to miss anything here, so just stay tuned. We are being disciplined, we are being very prudent and stay tuned.

Operator: Kevin McCarthy, Bank of America-Merrill Lynch.

Chris Perella: Good morning. It’s [Chris Perella] on for Kevin. Happy New Year to everyone. Could you just elaborate, with the India contract timing, would that be held up by the need to — for more clarity on their subsidy regime for next year? And what are your thoughts, Jim, ongoing to more of a spot market for China and India?

Jim Prokopanko: Going to have Rick and possibly Dr. Mike Rahm, respond to the India and then I will add some comments about spot pricing.

Rick McLellan: Yes, good morning, Chris. On India, the contract timing is going to be driven by primarily one thing and that is inventories have been drawn down in country to some very low levels and so we expect something to get done in the first quarter for potash.

The one thing that is really concerning to us in India is just this subsidy that is distorting the applications of both phosphates and potash. Potash, for instance, in 1996, the Indian government set out a plan to get to balanced P&K applications and they set targets of four units of nitrogen to one unit of potash at that time. And between then and 2009, they drove that value down to — on potash where they were at the target of 4-1. With the changes to the subsidy system, and the focus on nitrogen, it is now back up to almost 8 to 1. So 15 years of very good work thrown out the window and, frankly, that’s equivalent to almost 3.5 million tonnes of needed extra potash in India.

Phosphates very similar. They set a target of 2 to 1 in that same period, and over the next 15 years got it down from almost 4 to 1 to 2 to 1. Today — and that was again in 2009. Today, they are back close to 3 to 1. So 15 years of very positive impact on getting their nutrition programs balanced had been lost with this subsidy program and we think it will be — it needs to be changed. In country, people understand it needs to be changed, and when it does, it will have a significant impact on nutrient markets.

Jim Prokopanko: Chris, I will just — you asked about the spot pricing. Understand in China right now, we still have one more year left to our MOU that we have with Sinofert. That will end on 12/31/13 and it’s a matter that gets continual discussion in our Canpotex meetings. Board members have, shareholders have a point of view and what drives that is we will do whatever we think is in the best interests of the member producers, the potash companies. We have gone from 12-month contracts in China now to six-month contracts, so I think you can see the direction we are headed.

Operator: Ben Isaacson, Scotiabank.

Ben Isaacson: Thank you very much. I have a two-part question on the recent potash agreement between Canpotex and Sinofert. Some believe that the terms of the contracts show a departure by Canpotex of a price over volume strategy with the 1 million tonnes exceeding expectations and the magnitude of the price decline coming in a little larger than many thought. Can you provide some color as to whether you see a need for producers such as yourselves to adapt to a more competitive strategy?

And then the second part of that question is back to the MOU. You signed for or Canpotex signed a million tonnes for 1H ’13. Based on the October 2010 MOU, I believe it was signed for about 3.15 million tonnes. We shouldn’t be using this 1 million tonnes as a run rate for the second half of the year as well? Is that correct? I only see a few hundred thousand tonnes being left to complete that MOU.

Jim Prokopanko: Okay, good morning. Hi, Ben. Two questions. You asked about changing competitive landscape and perhaps just about what is happening in the industry structure is what is behind that. Let’s put it in the context for the kind of year we are in. We have seen this year potash sales down about 4 million tonnes — potash purchases by buyers, down 4 million tonnes. I think that drop in the market caused some players to be more aggressive than what I think was necessary and they were just very aggressive. They didn’t want — they saw sales down and they wanted to maintain share and that is the behavior we saw.

Would they return to normalized and continuing growing potash demand? I think that will be a passing thing. Steady 55 million to 57 million tonnes I think we are seeing for this coming year. That will cure the pricing and we do see strengthening pricing going forward. As product — as we now see a million tonnes moving, I expect more will be bought in China and India is, I’d just anticipate, is just around the corner. Now the second question, I will turn it over to Rick.

Rick McLellan: Yes, good morning. The agreement has several points to it, more based upon seaborne imports. So I wouldn’t — I wouldn’t forecast that this means 2 million tonnes that Canpotex will do with Sinofert, but it is a very good start to the year and the remaining portion of the MOU.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Yes, thank you. A question, one follow-up on potash and your outlook for both 2013 and beyond. You have cut your shipment forecast from 58 to 60 to 55 to 57, but I note you’ve also got lower operating rates in 2013 and beyond. You used to assume a return to 90% plus. Now you’ve got below 90%. So a specific question would be, in 2013, what is your new forecast for Indian imports? And as we get beyond 2013, are you less optimistic on operating rates because of more capacity coming online or just a lower rate of demand growth?

Jim Prokopanko: Good morning, Don. Good to have you on the call. I’m going to ask Dr. Rahm to address that question.

Mike Rahm: Hey, good morning, Don. Yes, in terms of our revisions, we have taken down our 2013 estimates to 55 to 57 {million tonnes] from our previous 58 to 60 [million tonnes]. Most of that is due to a downward revision in India. A little bit less also projected for Indonesia and Malaysia.

Going forward, we would expect that in 2014 that probably rebounds to the 59 million tonne range and then increases by 2.5% to 3% for the next three to four years. So in 2017, we are projecting demand of — in the 63 million to 64 million tonne range. And if you compare that to capacity at that time, we are probably in the mid 70 millions in terms of effective capacity. So what that means in terms of operating rates is that we think operating rates will range between about 85% and 90% of capacity, which we think is still a very positive story for the potash market.

Operator: Adam Samuelson, Goldman Sachs.

Adam Samuelson: Great, thank you. Good morning. Question on India, actually on the phosphate side. In your prepared remarks, you talked about India returning to the potash market this year and wanted to get more your thoughts on phosphate. You have had issues with their DAP imports coming down, lower 1Q finished product operating rates in country. The rupee remains an issue and then you have the subsidies. And so I was hoping to reconcile all those issues with your outlook for global phosphate trade in 2013 and how you think about the Indian phosphate market.

Jim Prokopanko: Hi, Adam. We’re going to have Mike continue with that answer.

Mike Rahm: All right. Good morning, Adam. Yes, we’ve taken our phosphate import or phosphate shipment estimate down to 63 million to 65 million tonnes. We have been guiding 64 million to 66 million earlier. And again, much of that is due to the decline in India. In the case of India, we saw fairly steady imports through about the middle to third quarter of the year and that obviously has come to an end. We think that DAP inventories in India probably rose to 3.1 million tonnes at the start of Rabi season.

With the shut-off of imports and with the domestic fabrication industry running at lower rates, we think those inventories are going to get drawn down to kind of that 1.4 million tonne range by the end of this fiscal year. So, I think Rick can comment, but our assessment is that they will begin to line up shipments for their 2013/14 fiscal year late first quarter, first part of the second calendar quarter.

Rick McLellan: I think you’ve nailed it, Mike. I think it will be the beginning of the second quarter that we will see the discussions and the arrangements for shipments of phosphate into India.

Operator: PJ Juvekar, Citi.

PJ Juvekar: Yes, hi. Good morning. BPC was sending more potash over rails to China last year and this year, the fact that Canpotex jumped ahead of BPC in China negotiations, is there anything to read into that?

Jim Prokopanko: PJ, good morning, and best of the new year to you. No, I don’t think there is much to read into it. As I had said earlier, world demand was down about 4 million tonnes in China. They were quite aggressive with rail shipments into northern China, and it was as simple as that, interestingly, and Mike might add some color, but Chinese consumption is steady year-over-year. They haven’t reduced consumption of potash. Our MOU calls for a certain fixed amount of seaborne shipments and I guess we did have our agreed-to share of seaborne shipments, but seaborne shipments were down. So 30% of a lower number isn’t what we like to see and we weren’t happy with that and negotiations proceeded and the Chinese need and they recognize and I do believe the Indians, you can’t put all your eggs in one basket. That is a high-risk game in a very, very important industry.

So, you’re going to see the Chinese, the Indians, balance out their imports and it is crucial for both of them to have Canadian producers as part of it. Do you have anything to add to that, Mike?

Mike Rahm: I can add just a little bit of color commentary. We think the potash inventory situation in China prior to the start of their fall application season was on the high side, probably in that 4 million tonne range. We think by the end of the calendar year with the drop-off in imports that that has dropped back down to about 3.2 million tonnes. They have imported — they will import 6.3 million tonnes this year. We think they will import 6.5 million or more next year and certainly I think we are getting off to a very good start there. In fact, there could be I think some upside to potash import demand in China in 2013.

Operator: Jeff Zekauskas, JPMorgan.

Olga Guteneva: Hi, good morning. This is Olga Guteneva sitting in for Jeff. Happy New Year. Hello?

Jim Prokopanko: Happy New Year to you, Olga.

Olga Guteneva: Quickly on phosphate, just to follow up on the previous question, so are you done with your shipments to India by now?

Jim Prokopanko: Rick McLellan, our commercial leader, will address that.

Rick McLellan: Good morning, Olga. Yes, we — on our Indian shipments that PhosChem has, we have two shipments left that will happen in the first quarter and have been arranged for that and that ends the existing MOU that we had. India still will be a very important market to us and we are in negotiation with those customers about where we go from here.

Operator: Bill Carroll, UBS Securities.

Bill Carroll: Good morning. Thank you. It looks like the new ammonia plant being contemplated would add about 700,000 to 800,000 tonnes, which would be less than the 1 million tonnes or so that you are short. So just wondering if you are also going to be doing some debottlenecking to kind of make up for that difference.

Jim Prokopanko: Yes, good question, Bill. Welcome to the call. I am going to ask Joc O’Rourke, our COO, to address that. It’s his project and he could add some details.

Joc O’Rourke: Yes, Bill. Joc O’Rourke here. As you mentioned, the announcement said a 700,000 tonne ammonia plant and you’re absolutely right. We have stated we are going to build about a million tonnes of capacity of which 700,000 to 800,000 tonnes will come from a new ammonia plant and the other 200,000 to 300,000 tonnes will come from debottlenecking and expansion of our existing plant. As such, we are still on track to complete our front-end engineering, as Jim said, by middle of the year, and make a final decision on a million tonnes of increased capacity by mid-year.

Larry Stranghoener: And, Joc, it’s Larry. Just to add — to respond further to an earlier question. With respect to the funding of that project, if we proceed with it, it would likely entail capital expenditures in the $300 million to $350 million range for several years, beginning late this year, and again, we would expect to be able to fund that through operating cash flow.

Operator: Joel Jackson, BMO Capital Markets.

Joel Jackson: Thanks, good morning. I had a couple questions. Following up on some of Rick’s comments about India and some of the N to K and N to P ratios that you spoke of. Maybe you could speak about whether there is maybe some doubt among some of the Indian co-ops, buyers, farming associations, farmers, what have you, about whether those improved scientifically recommended application rates have actually led to better yields.

And the second question I wanted to ask was on Esterhazy. Now that you’ve got the Esterhazy tonnes back, the tolling agreement done and you have a greater share, of course, of Canpotex allocation, what is your sense here? Is there a sense that you could lose some share in North America as one of your — as Potash Corporation maybe tries to put more product in North America from some of its lost offshore volumes? Thanks.

Jim Prokopanko: Good day, Joel. I’ll have Rick continue with that line of question.

Rick McLellan: Yes, good morning, Joel. I think in India the major buyers of potash and phosphate are very concerned about what has happened with these ratios and they’ve got a lot of talk at the recent FAI. There are really two major concerns. One is the amount of nitrogen that is being applied is not ending up in the crop and in fact is ending up creating some environmental issues and getting into watersheds. That is a significant issue that they are concerned about.

And the second is, they haven’t — unlike other parts of the world, they don’t have a soil mine of phosphate and potash they can draw from and they are very worried that this will cause problems in future yields. And looking back, I don’t think there is a point where they would say it has impacted yields so far, but I would say the whole industry is very concerned about what the impact is in the future and hoping to get some change in place.

Jim Prokopanko: I would just add one thing to that. Then you have the Esterhazy question. This is agronomy. This isn’t alchemy. This is pure outright science. Using the periodic table and biology, the FAI, the Fertilizer Association of India — has written a letter to the Ministry asking that subsidies be reduced for nitrogen. They know, they see. You compare wheat yields in India versus Pakistan, similar growing conditions, farming conditions, wheat yields continue to grow in Pakistan; they’ve got balanced nutrition. They are leveling out in Indiana, so this is just a matter of time before it gets addressed. There are political issues, coalition governments. It is a complex matter, the whole fertilizer subsidy industry, but there is no doubt by anybody in India in the industry that you have to have balanced crop nutrition.

With that, the Esterhazy question, about losing share, Rick, do you want to talk about that? How you see that playing out in the North America market?

Rick McLellan: Yes, it’s a very, very good question. Our share will go up with the reversion of the Esterhazy — our share of Canpotex shipments will go up with the share of the Esterhazy reverting to us, and part of the programs we put in place that allowed us to improve on our second-quarter results with warehouse agreements in North America were part of the plan so that we could place those tonnes. So no, we don’t see an impact in North America, and it puts us in a position to also help Canpotex grow.

Operator: Mark Connelly, CLSA.

Mark Connelly: Thank you. Just a follow-up on that. The changes you put in place include what some people call consignment and some people think that is a dirty word. So I wonder if you can elaborate a little bit on what whether you are continuing to expand that process.

But my second question was, with respect to the comment about the 2 million tonnes to be evaluated in 2013, those projects are now finished, so is it the ramp that you’re evaluating or is it something else?

Jim Prokopanko: Hi, Mark. How are you? I’m going to have Rick talk about consignment and exclusive space contracts. It is not a dirty word. It is a real value creator both for us and for our customers. So Rick?

Rick McLellan: Yes, good morning, Mark. I think I will deal with that. Frankly, one of the things that we heard loud and clear from customers was they were — they had some aversion to risk. And so the concerns that we hear from people is this is consignment. Sorry, it’s not. It is an exclusive space agreement. It is an agreement between customer and supplier to take a certain amount of tonnes during certain periods over the year.

We get asked questions like the customer can always buy at the low of the markets. That is not taking place. We are getting value for having the product in place when the customer needs to use it. And, frankly, the biggest positive that I see coming out of that helped us this fall in North America where we had product in place with customers per agreements. They were able to grow their business and we were able to capture the value of the product in country in North America while markets were softening at the Gulf.

Larry Stranghoener: I’ll take the second question with respect to proposed versus approved potash expansion projects. Recall that we outlined several years ago a 5 million tonne expansion program consisting of a number of projects. We are executing on 3 million tonnes of those projects, which are going very well, on time, on budget, on scope. We have decisions to make as to whether we will proceed with the remaining 2 million tonnes of expansion projects and we will begin making those decisions this calendar year.

Operator: Jacob Bout, CIBC World Markets.

Jacob Bout: Good morning. A few questions. First on the Canpotex deal. Do you expect that BPC will settle at a similar price and if they do settle at a different price, would there be any type of retroactive adjustment to the Canpotex deal?

And then the second part would be just on the final approval of the Faustina ammonia plant. What is that contingent on? Would that be a gas contract or maybe you can elaborate? Thank you.

Jim Prokopanko: Hey, good to hear from you, Jacob. First question. BPC, don’t know what they are going to do. I would really be perplexed to understand that — if they would weaken after Canpotex, but just don’t know what their plans are. As I said, the key point is China, and we believe has, we think, low potash inventories and has to restock and they don’t have a lot of time at this point to restock. So I am anticipating there will be something shortly coming out of BPC and just reiterate why would you go below what Canpotex sold at.

The next is on what some of the contingency questions — contingencies are around the ammonia plant and I’m going to have Joc speak to that.

Joc O’Rourke: Good morning, Jacob. Your question, I believe, was is there — does there need to be an ammonia — a natural gas contract to drive the ammonia project? I guess the way I would answer that is we are studying the economics of the ammonia project. We will pursue some long-term natural gas contracts, but we would not say that the project is contingent on that. We will be looking at the economics to Mosaic and the strategic value of that project on either a spot basis or contract-based depending on how we ultimately structure our natural gas contracts.

Operator: Charles Neivert, Dahlman Rose.

Charles Neivert: Morning, guys. A couple of quick questions. This just more on the technical side. When you are looking at the ratios in India and China that they have been trying to improve, has the ratio deteriorated because they have used less potash or because they are using a lot more nitrogen? I mean meaning potash being sort of flat, maybe even slightly up, but nitrogen just overwhelms the growth or has it been something where potash is actually being pushed out in favor of more nitrogen? And then a follow-up on Ma’aden.

Jim Prokopanko: I’m sorry, there’s a question on Ma’aden?

Charles Neivert: Yes, and then the follow-up question just is where does Ma’aden stand right now? Of the 3 million tonnes that they are supposedly going to have at full rates, where do you guys see them sort of now and when might they get up to their — when do you think they might get up to their full rates?

Jim Prokopanko: Okay. I’m going to — hey, Charles. I’m going to have Rick or Mike address the question on India nutrient to ratios and then I will just answer your Ma’aden question.

Mike Rahm: Charles, I can address the ratios. I think it is really a combination of both that we have seen very good increases in nitrogen consumption in India. But the rate of increase in P&K has not kept pace with that, and here recently has actually declined significantly causing those ratios to drop. And as Rick pointed out, if you go back and take a look at history, the N to K ratio was as high as 10 back in the mid-1990s. They steadily pulled that down to their target in about 2009/2010, and all of that progress has quickly evaporated in the last couple of years.

And as Rick pointed out, if assuming you think nitrogen use is kind of at an optimal level or appropriate level in India, if you were to get those ratios back to the FAI targets, it would imply 3.5 million additional tonnes of MOP consumption and about 4 million tonnes of additional DAP consumption.

Jim Prokopanko: Charles, on your question about Ma’aden, we don’t know with a lot of certainty. We, in our grid, supply-demand grid, we put them in this past year producing about 1.2 million tonnes for the year. We think they have had some struggles getting it started and that is no surprise. This is a mega project and a lot of complexity. We anticipate they will get to their full nameplate capacity of about 3 million tonnes by the end of 2013, early 2014 they will be at full capacity and we just don’t know if you or any of your colleagues are up at the northern Saudi Arabia, at the border of Jordan and Iraq where the mine is and you see something, let us know. But we think they are going to get there in just a matter of time.

Operator: David Begleiter, Deutsche Bank.

David Begleiter: Thank you, good morning. Jim, can you just discuss again convergence of offshore and onshore prices, specifically right now the impact of the China settlement on Brazil in the short term and even on U.S. former behavior on pricing in the long term?

Jim Prokopanko: David, I will give you a brief answer, then I will just turn it over to Rick and Mike and Rick has got some first-hand experience, insights into what is happening in Brazil recently. But we are seeing the North America markets moving nicely or products starting;

product is moving at the recent posted prices and that was prices before the China contract was announced and we don’t see that slowing down. Rick, what do you see happening in Brazil?

Rick McLellan: I think the prices that are in Brazil right now have reflected some changes over the last two to three months. I think the key takeaway is the value for the farmer, whether it be in Brazil or whether it be in North America, for the amount of dollars spent to put crop nutrients into their crop for this next year has probably never been lower and is a great value at where it’s at.

I think the other piece that you have to understand is the market is two markets. The Brazil/North American market is a granular market. The Chinese market and the Indian market and the Malaysia/Indonesia market are standard. And inventory levels for granular product or blend grade product were low and we saw a build of standard product. So, Mike, I’d pass over to you (multiple speakers).

Mike Rahm: The only thing I would add there is Jim mentioned the tale of two hemispheres. It is really a tale of two hemispheres and a tale of two grades of potash. And in the Western Hemisphere, we have seen record shipments of P&K during the fall season, which we define as June through November. And if you look at shipments in Brazil of P&K, they also are at record levels, up, I believe, 6% this year on the tail of an 11% increase the year before. So P&K demand in the Western Hemisphere, frankly, is booming and as Rick said, it is a granular market, and the markets in Asia are on their tail to some extent and that largely is a standard market.

Jim Prokopanko: David, understand — important that these farm economics and their relative price of fertilizer — the price of fertilizer relative to grain prices haven’t been better in the last 10 or 15 years. Just a terrific situation for the farmer / customers. They are going to be applying fertilizer in good volumes and they don’t want to miss the opportunity to produce maximum yields given these near historic high grain prices and it’s a different game in North America and Southern Hemisphere, larger farms, larger commercial farms, larger application equipment. I think bigger potential to impact yields than they do in some of the eastern markets, so the fertilizer prices as a percentage of the total farm income statement is — the cost side is pretty small.

Operator: Adam Schatzker, RBC Capital Markets.

Jim Prokopanko: If Adam isn’t connecting, then I apologize if there are still people on the phone, but we’re going to wrap up the call now. I just want to conclude and say that — reiterate our key messages. First, ag economics are extremely strong around the world. Second, we are dealing with some short-term challenges that have begun to resolve themselves and third, our balance sheet strength uniquely positions us to take advantage of opportunities. And finally, our confidence in Mosaic’s future has never been stronger. Our critical mission of helping the world grow the food it needs holds great promise for our customers, our employees, our communities and for you, our shareholders. Thanks for joining us. Have a great day and have a great year.

Operator: This concludes today’s conference call. You may now disconnect.